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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of PalEx, Inc. on Form S-3 of our report dated June 20, 1997, except for Note 6, as to which the date is July 28, 1997, on the consolidated balance sheet of Consolidated Drum Reconditioning Co., Inc. as of December 31, 1996 and the consolidated statements of income and accumulated earnings (deficit) and of cash flows for the years ended December 31, 1996 and 1995, appearing in PalEx, Inc.'s Form 8-K/A, as filed with the Commission on April 28, 1998, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Los Angeles, CA
June 24, 1998